UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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ASHFORD HOSPITALITY PRIME, INC.

(Name of the Registrant as Specified in its Charter)

SESSA CAPITAL (MASTER), L.P.

SESSA CAPITAL GP, LLC

SESSA CAPITAL IM, L.P.

SESSA CAPITAL IM GP, LLC

JOHN E. PETRY

LAWRENCE A. CUNNINGHAM

PHILIP B. LIVINGSTON

DANIEL B. SILVERS

CHRIS D. WHEELER

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On May 9, 2016, Sessa Capital (Master), L.P. posted the following materials to http://www.FixAshfordPrime.com:

UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

ASHFORD HOSPITALITY PRIME, INC.,

Plaintiff,

v.

SESSA CAPITAL (MASTER), L.P., SESSA CAPITAL GP, LLC, SESSA CAPITAL IM, L.P., SESSA CAPITAL IM GP, LLC, JOHN E. PETRY, PHILIP B. LIVINGSTON, LAWRENCE A. CUNNINGHAM, DANIEL B. SILVERS and CHRIS D. WHEELER,

Defendants;

) ) ) ) ) ) ) ) ) ) ) ) ) ) )
SESSA CAPITAL (MASTER), L.P., Counterclaim-Plaintiff; v. ASHFORD HOSPITALITY PRIME, INC., Counterclaim-Defendant	) ) ) ) ) ) ) ) ) )	NO. 3:16-cv-00527-N

SESSA CAPITAL (MASTER), L.P.

Third-Party Plaintiff,

v.

ASHFORD INC., ASHFORD HOSPITALITY ADVISORS LLC, MONTY J. BENNETT, DOUGLAS A. KESSLER, STEFANI D. CARTER, CURTIS B. MCWILLIAMS, W. MICHAEL MURPHY, MATTHEW D. RINALDI, and ANDREW STRONG,

Third-Party Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) )

REPLY BRIEF IN SUPPORT OF SESSA CAPITAL’S

MOTION FOR PRELIMINARY INJUNCTION

Directors of a public company have a fiduciary duty to ensure that elections are conducted with “scrupulous fairness” and are held to the “highest standards” in doing so. Aprahamian v. HBO & Co., 531 A.2d 1204, 1206-07 (Del. Ch. 1987). In violation of this duty, the Director Defendants are wrongfully withholding approval of the Sessa Candidates for purposes of the Proxy Penalty in an attempt to pressure stockholders to vote in their favor. Despite their hyperbole and willingness to take liberties with the record, Ashford Prime and the Director Defendants (collectively “Ashford”) have been unable to come forward with any justification for their refusal to approve the Sessa Candidates that satisfies the high burden established in Kallick v. SandRidge Energy, Inc., 68 A.3d 242 (Del. Ch. 2013). The Court should therefore grant Sessa’s Motion for Preliminary Injunction.1

I.	Sessa Is Likely to Prevail on the Merits

A.	Discovery Has Produced Strong Evidence the Director Defendants Breached Their Fiduciary Duties by Agreeing to the Proxy Penalty

On June 10, 2015, the Company entered into a Third Amended and Restated Advisory Agreement (the “TAAA”) with Ashford Inc. and Ashford Hospitality Advisors LLC. (App. 6-42.) The TAAA fundamentally altered the terms of the Advisory Agreement in ways that were highly detrimental to the Company. First, the TAAA expanded the definition of a “Company Change of Control” to include a change in the composition of a majority of the Ashford Prime Board. (App. 30-31; cf. App. 43-73.) Second, the TAAA for the first time gave Ashford Inc. the power to terminate the Advisory Agreement and collect the termination fee even if Ashford Prime did not terminate or default. (App. 27-29; cf. App. 67-70.) Third, the TAAA materially changed the method of calculating the termination fee to the detriment of Ashford Prime. (App. 74-81.)

1 In its moving papers, Sessa originally sought relief from two improper actions of Ashford Prime and the Director Defendants: (1) their refusal to approve the Sessa candidates for purposes of the Proxy Penalty, and (2) their issuance of the Penny Preferred stock. Since then, the NYSE has forced the Company to rescind the Penny Preferred, so that issue is now moot. However, Ashford Prime recently announced that it has disqualified all of the Sessa Candidates and that it “does not intend to count any stockholder votes” in their favor. App. 95. As set forth in Sessa’s Expedited Motion to Amend the Scope of Relief, Sessa now also seeks relief from this latest effort to derail fair director elections. (ECF No. 86.) Because the validity of the Company’s disqualification of the Sessa Candidates is already being fully briefed in connection with Ashford Prime’s preliminary injunction motion in Case No. 16-cv-00713-N (ECF No. 70), this reply brief is focused principally on the approval of the Sessa Candidates for purposes of the Proxy Penalty.

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Discovery has produced powerful evidence that the Director Defendants breached their fiduciary duties in approving the TAAA. Mr. McWilliams, the Company’s lead outside director, admitted that the outside directors were not provided “an estimate of the amount of the termination fee,” and that the termination fee “was not . . . part of [the board’s] discussions.” (App. 278-79, McWilliams 21:14-19, 22:3-10.) Mr. Murphy said the same things. (App. 311-14, Murphy 36:18-21, 108:9-12.) Even worse, Mr. McWilliams admitted that the Board never even considered the fact that the “Company Change of Control” provision might undermine the stockholder franchise. (App. 394, McWilliams 77:21-25. (Q: “Did you consider, when you were negotiating the third amended advisory agreement, that the change of control provision could undermine shareholder ability to nominate candidates to serve on the company’s board? A. We did not.”).)

The Director Defendants obtained no independent legal advice or financial advice before entering into the TAAA. (App. 270-71; 283, McWilliams Dep. 10:16-11:3; 44:4-14.) The only legal counsel involved was David Brooks, the Chief Operating Officer and General Counsel for both Ashford Prime and Ashford Inc., the two parties who should have been opposite one another at the bargaining table.2 (App. 270-71, McWilliams 10:19-11:8.)

Ashford contends that the TAAA provided two benefits: (1) so-called “key money” financing from Ashford, Inc. and (2) shortening the term of the Advisory Agreement. Opp’n 18. However, none of the directors who were deposed identified the shorter term as a benefit in their sworn testimony; they all focused exclusively on the key money provision. (App. 274-75, McWilliams 15:1-16:2; App. 262-63, Carter 28:22-29:19; App. 310-11, Murphy 35:14-36:10; App. 123, Bennett 123:4-21.) And the “key money” provision was nothing more than a pretext created by management for justifying the TAAA.3 Under the terms of the TAAA, Ashford Inc. was “not required to provide any Key Money to Prime unless it decided that it wanted to,” and it was possible “Ashford Inc. could have decided to never provide Key Money under the terms of this agreement.”4 (App. 297, McWilliams 113:1-10.). It was essentially just an option given to Ashford Inc., that offered no benefits to Ashford Prime.5 In short, the record indicates that in approving the TAAA the Director Defendants unwittingly compromised the stockholders’ rights to elect directors of their choosing and got absolutely nothing of value in return.

2 Mr. Bennett was involved in most of the discussions. (App. 286-87, McWilliams 50:18-51:2.)

3 The modification of the term also appears to have been engineered as a pretext to defend the amendment, as the companies have frequently played with the term of the Advisory Agreement. The original term of the Advisory Agreement was 5 years. (App. 227.) It was lengthened to 20 years on November 3, 2014 (App. 59) and then reduced back to 10 years in the TAAA (App. 25).

4 Ashford Inc. has provided only $206,000 in cash to date, plus 19,897 shares of Ashford Inc. stock, for a total of less than $2 million in “key money.” App. 156. At the time of the purchase, Ashford Prime had roughly $170 million in cash on hand, making the “key money” unnecessary. (App. 157.)

5 If Ashford Inc. decided to provide Ashford Prime with key money, Ashford Prime was obligated to pay Ashford Inc. an above-market guaranteed annual rate of return of 5% plus additional financial benefits under certain circumstances. (App. 37.)

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B.	The Director Defendants Are Clearly Breaching their Fiduciary Duties by Refusing to Approve the Sessa Candidates for Purposes of the Proxy Penalty

Under the TAAA, the Director Defendants can avoid any risk of triggering the termination fee by simply approving two or more of the Sessa Candidates. (App. 30-31; see also App. 257.002-.003, Bennett 134:23-135:7; App. 282-83, McWilliams 43:6-44:1.) The TAAA sets forth no conditions, criteria, standards or guidelines for such approval. (App. 30-31.) The TAAA also does not require any evaluation or vetting of the nominees before they can be approved.6 (Id.)

Bereft of anything in the TAAA limiting the Director Defendants’ ability to simply approve the Sessa Candidates, Ashford attempts to manufacture a requirement that they “vet” the Sessa Candidates by citing their own incorrect testimony and deliberately conflating the TAAA with their incorrect interpretation of the Advance Notice Provisions. Suppl. Sub. 4-5. But their self-serving testimony and references to irrelevant provisions of the bylaws and Nominating Committee charter are off the mark. The TAAA requires no evaluation of the Sessa Candidates, and the board has no duties to Ashford Inc. to do so. See Supra, n. 8.

6 Ashford misleadingly suggests that the Sessa Candidates must be deemed “continuing directors.” See Suppl. Sub 1. This is incorrect. They need only be “approved.” (App. 32.)

3

Under the applicable law, the Director Defendants may “approve” the Sessa Candidates for purposes of the TAAA while still “recommending” themselves to the stockholders in their proxy materials. San Antonio Fire & Police Pension Fund v. Amylin Pharm., Inc., 983 A.2d 304, 314 (Del. Ch.), aff’d, 981 A.2d 1173 (Del. 2009) (holding that the company had the power to “approve” stockholder nominees while simultaneously running and recommending its own incumbent slate).

Under the circumstances presented here, it would unquestionably be a breach of the Director Defendants’ fiduciary duties to continue to withhold approval of the Sessa Candidates. If the they are not approved, the Company will face what Mr. Bennett describes as “a catastrophic event.” (App. 253, Bennett 119:12-22.) Ashford Prime has represented that the termination fee is in the “hundreds of millions” of dollars, and Ashford Inc. has represented that it exceeds $200 million. (App. 96; App. 160, Ashford Inc.’s Tex. State Ct. Compl., DC-16-03340, ¶ 1.) Such a fee would wipe out over half of Ashford Prime’s market capitalization, which is less than $350 million.7

A situation almost identical to the one presented here was recently addressed by the Delaware Court of Chancery in SandRidge. 68 A.3d 242 (2013). In SandRidge, a hedge fund commenced a proxy contest to replace the incumbent board following years of poor performance. Id. at 244. The company contended that the proposed nominees were not “qualified” and lacked specific industry experience. Id. More importantly, “the incumbent board warned the stockholders that the election of [the hedge fund’s] proposed slate would constitute a ‘Change of Control’ for purposes of SandRidge’s credit agreements” which would trigger a “Proxy Put” requiring SandRidge to repurchase its existing debt. Id. With the threat of the Proxy Put hanging over the Company if the stockholders elected the competing slate, the incumbent board then “failed to decide, one way or the other, whether it approved the [hedge fund] slate for purposes of the Proxy Put.” Id. at 246.

7 The termination fee would produce an epic windfall for Ashford Inc., which has a market capitalization of less than $100 million. As Chairman Bennett has admitted, because he “own[s] a lot” of Ashford Inc. stock, the termination fee would “enrich [him] immensely.” (App. 169.)

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The Delaware Court of Chancery concluded that the incumbent directors were violating their fiduciary duties to the corporation and its stockholders and granted injunctive relief. Id. at 263-264. The court noted the “public policy of stringent policing of the fairness of corporate elections” and held that “a board deciding whether to approve directors for the purposes of a Proxy Put could not act consistently with its fiduciary duties by simply failing to approve any director candidates who ran against the incumbent slate.” Id. at 246 (citing Amylin). The court went on to hold that an incumbent board may refuse to approve competing candidates for purposes of such a contractual provision only if the incumbent directors have reasonably determined that the rival candidates lack “ethical integrity” or “fell within the category of known looters.”8 Id.

Ashford Prime and the Director Defendants cannot make a showing that the Sessa Candidates lack ethical integrity or are “known looters.” The Sessa Candidates are remarkably well-qualified individuals with excellent credentials. As a group, they include graduates of Harvard Business School, the Wharton School of Business, the Haas School of Business at U.S. Berkeley, a chaired professor of law who specializes in corporate governance, and former CEOs who have served on the boards of at least 16 public companies. (App. 180-183.)

8 The court also discussed withholding approval if the rival candidates had “specific plans that would endanger the corporation’s ability to repay its creditors.” 68 A.3d at 246. However, this was premised on the fact that the company had a duty of good faith and fair dealing toward its creditors under Delaware law. Id. The TAAA is expressly governed by Texas law (see App. 38), and Texas does not recognize an implied duty of good faith and fair dealing in contracts except in very limited circumstances not applicable here. See Williamson-Dickie Mfg. Co. v. Apparel Ltd., 2015 U.S. Dist. LEXIS 75227, *5-*7 (N.D. Tex. 2015). Ashford thus owes no duties to Ashford Inc.

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Ashford has identified no evidence that the Sessa Candidates lack integrity or have a history of looting companies. Indeed, Mr. McWilliams, Ashford Prime’s lead outside director, testified that he had “no view” as to whether the Sessa Nominees lack integrity or pose a threat to the company. (App. 290-91, McWilliams 58:6-59:2.) He admitted that he was “not aware” of any reason to think they would loot Ashford Prime. (App. 290, id. 58:2-5.) Likewise, Mr. Murphy testified likewise that he hadn’t “any reason” to think the Sessa Candidates lack integrity or competence or that they have ever stolen anything. (App. 302, 305, Murphy 19:10-14, 22:4-15.)

Ashford doesn’t even attempt to meet the SandRidge standard, but instead offers only irrelevant sound bites, cherry-picked “gotchas” from the depositions,9 and grossly distorted mischaracterizations of the testimony.10 Ashford claims the Sessa Candidates are “spectacularly unprepared,” that they have “no hospitality experience,” and that they “failed to perform any meaningful diligence into Ashford Prime.”11 ECF No. 87 (“Suppl. Sub.”), 2-3. But these exact arguments were rejected in SandRidge. (They are also untrue.)

9 Ashford complains that Mr. Wheeler did not know Ashford Prime’s market cap. Suppl. Sub. 3. But incumbent director Murphy was also unaware of it, testifying that it was “around $1 billion, I would guess” when it is actually less than $350 million. (App. 308, Murphy 33:8-12.)

10 For example, Ashford says that Mr. Petry “testified that he unilaterally refused to respond to certain questions.” Suppl. Sub. 7. Mr. Petry actually testified that he “did respond to all of the questions in the questionnaire” and that he did so “fully.” (App. 319-20, Petry 36:9-37:2). Ashford says that Mr. Livingston “chose not to fill out the Questionnaire because committing his answers to answers to paper was somehow ‘unprofessional.’” Suppl. Sub. 7. In fact, Mr. Livingston testified that he “answered every question to the best of [his] ability, even though [he] objected to a good number of the questions as inappropriate.” (App. 325, Livingston 42:18-20.) Finally, Sessa says that Mr. Livingston “confirmed that Sessa’s refusal to submit its Purported Nominees for interviews constitutes a bad faith contempt for proper governance.” Suppl. Sub. 7. However, Mr. Livingston never admitted that Sessa refused to allow the Sessa Candidates to be interviewed, nor did he ever suggest that Sessa had acted in “bad faith.” (See App. 328, Livingston 136:17-21.)

11 Mr. Bennett admitted that three of Ashford Prime’s incumbent directors (Carter, Strong and Rinaldi) are lawyers with no hospitality experience. (App. 246-47, Bennett 78:20-79:03.)

6

Again, Ashford falls back on speculation that the Sessa Candidates have secret plans that they have failed to disclose. Suppl. Sub. 5-6. But as explained in detail in Sessa’s Opposition to Ashford Prime’s Motion for Preliminary Injunction, the deposition testimony and declarations submitted by Sessa firmly establish that there are no such plans or proposals. See Case No. 16-cv-00713-N, ECF No. 70 at 19. Likewise, the complaints about Mr. Livingston’s stock purchase and listing “CPA” as one of his qualifications are also obviously contrived.12 See id. at 25-26.

In perhaps the ultimate Alice in Wonderland moment of this contentious litigation, Ashford goes so far as to claim that they know Sessa has failed to disclose its true plans for the Company because Mr. Petry already “advised them privately” of his plans and “talked about how he thought the company should be sold.” Suppl. Sub. 8. However, the conversations they refer to were about the Company’s own strategic review process, which included consideration of a possible sale of the Company. (See App 243, Bennett 73:8-15; Murphy Decl. ¶ 3.) In any event, this is actually an admission that Sessa has not withheld anything from the Director Defendants.13

C.	The Director Defendants Are Not Protected by the Business Judgment Rule

It is well established that when a board takes action “for the primary purpose of impeding the exercise of stockholder voting .. . . the board bears a heavy burden of demonstrating a compelling justification for such action.” Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651, 659-61 (Del. Ch. 1988); see also Shaker v. Foxby Corp., 2005 WL 914385 *5 (Md. Cir. Ct. 2005) (citing Blasius) Blasius Indus., Inc. v. Atlas Corp. , 564 A.2d 651 (Del. Ch. 1988) " \s " Blasius " \c 1; Daniels v. New Germany Fund, Inc., 2006 WL 4523622, *4 (D. Md. 2006) (“actions designed primarily to interfere with stockholder voting rights are not afforded protection of the Business Judgment Rule and there is no presumption of validity.”). If ever there were a case for application of the Blasius standard, this is it. Given their long pattern of conduct to frustrate the stockholder franchise, their admitted strategy of “declaring the [Sessa] nominees invalid” (App. 203), and their blatant use of the Proxy Penalty to attempt to frighten stockholders to vote for them, it is obvious that the “primary purpose” of the Director Defendants in withholding approval of the Sessa Candidates is to gain an improper advantage in the election.14

12 Even if Ashford’s alleged concerns about Mr. Livingston were valid, they would not justify the refusal to approve the 4 other candidates. Approval of just two would obviate the termination fee.

13 To the extent Ashford is complaining that Sessa should have disclosed in its proxy statement whatever any of the nominees “contemplated” or “discussed,” Suppl. Sub. 7, their allegations are off the mark. It is well established that the SEC rules require disclosure only of definite plans; mere ideas, beliefs, discussions, tentative plans or inchoate plans need not be disclosed. Missouri Portland Cement Co. v. Cargill, Inc., 498 F.2d 851, 872 (2d Cir.), cert. denied, 419 U.S. 883, 95 S. Ct. 150, 42 L. Ed. 2d 123 (1974); Marshall Field & Co. v. Icahn, 537 F. Supp. 413 (S.D.N.Y. 1982); Merrit v. Libby, McNeil & Libby, 510 F. Supp. 366 (S.D.N.Y. 1981).

14 The primary purpose of the TAAA was also to undermine the stockholders’ voting rights through the Proxy Penalty. The TAAA was adopted immediately following the stockholders’ rejection of a Company proposal to restrict the class of stockholders who could nominate directors. (App. 207-08.) And as explained above, the TAAA offered nothing of real value to Ashford Prime. Blasius Indus., Inc. v. Atlas Corp. , 564 A.2d 651 (Del. Ch. 1988) " \s " Blasius " \c 1

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Even if their primary purpose was not to frustrate stockholder voting rights, an intermediate level of heightened scrutiny is applied to actions that may have a proper primary purpose but that nonetheless have the effect of intruding on stockholder voting rights. Unocal Corp. v. Mesa Petrol. Co., 493 A.2d 946 (Del. 1985)15; see also Hilton Hotels Corp. v. ITT Corp., 978 F. Supp. 1342, 1346 (D. Nev. 1997) (explaining the relationship between the Blasius and Unocal standards). Indeed, the Delaware Court of Chancery applied the Unocal standard in SandRidge when it required the incumbent directors to approve the competing directors for purposes of a Proxy Put, SandRidge, 68 A.3d at 259, and the Director Defendants’ actions here fail the Unocal standard for the same reasons.16

The various authorities Ashford cite in an effort to argue that they are protected by the business judgment rule are inapposite.17 The Tackney and Golding cases did not even involve public companies; they both involved private, non-profit, non-stock, voluntary membership organizations.  See Tackney v. U.S. Naval Acad. Alumni Ass’n, Inc., 971 A.2d 309 (Md. 2009); NAACP v. Golding, 679 A.2d 554 (Md. 1996).  The organizations at issue had no stockholders, and their boards owned no fiduciary duties to their members. Tackney, 971 A.2d at 317-18; Golding, 679 A.2d 562-63. The Hills case, which was distinguished by SandRidge, involved severance packages for key employees, which obviously have a proper business purpose, and applied the Unocal standard. Hills Stores Co. v. Bozic, 769 A.2d 88, 91-92 (Del. Ch. 2013).

15 Unocal involved a mere share repurchase in response to a tender offer that the board in good faith had determined to be at an inadequate price. 493 A.2d at 949.

16 Application of the Unocal standard was appropriate in SandRidge, because the Proxy Put was required by third party creditors and had a proper business purpose. SandRidge, 68 A.3d at 247-48. Here, the Blasius standard applies because the primary purpose of the Proxy Penalty, and the Director Defendants’ refusal to approve the Sessa Candidates, is to influence stockholder elections.

17 Ashford is also incorrect in arguing that the business judgment rule applies as a consequence of the recent passage of S.B. 148. S.B. 148 does not become effective until October 1, 2016, and the Bill does not purport to apply retroactively. 2016 Md. Laws Ch. 170 (S.B. 148), (Apr. 26, 2016, eff. Oct. 1, 2016); see also Langston v. Riffe, 754 A.2d 389, 394 (Md. 2000) (“In the absence of clear legislative intent to the contrary, a statute is not given retrospective effect.”) (citation omitted). Moreover, the changes relate to “transactions involving a corporation,” not stockholder voting.

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Even if Blaisus and Unocal both did not apply, the Director Defendants’ would still be unable to hide behind the business judgment rule. It is black letter law that the business judgment rule does not shield directors when they stand to receive a “personal financial benefit” from the decision.18 Werbowsky v. Collomb, 766 A.2d 123, 138 (Md. 2001). When incumbent directors are seeking reelection, “[t]hey are obviously interested in the outcome of the election” and actions they take that affect the electoral process are not protected by the business judgment rule. Aprahamian, 531 A.2d at 1206-07 (business judgment rule did not apply where board relied on recommendation of special committee consisting of two directors who were both running for reelection).

This exception to the business judgment rule is particularly relevant here. As discussed more fully in Sessa’s Opposition to Ashford Prime’s Preliminary Injunction Motion, the incumbent directors are compensated handsomely for their part time work (Case No. 16-cv-00713-N, ECF No. 70 at 4), and all of the Director Defendants are standing for reelection.

18 The business judgment rule also does not protect directors who act in bad faith, which can be established by showing that the decision is “inexplicable,” “beyond the bounds of reasonable judgment,” or that the directors “intentionally fail[ed] to act in the face of a known duty.” In re BJ’s Wholesale Club, Inc. S’holders Litig., C.A. No. 6623-VCN, 2013 WL 396202, *7 (Del. Ch. 2013) (citations omitted). In addition, the business judgment rule does not protect directors who act with gross negligence, including the “intentional failure to perform a manifest duty in reckless disregard for the consequences.” Marriott Corp. v. Chesapeake & Potomac Tel. Co. of Md., 723 A.2d 454, 462 (Md. Ct. Spec. App. 1998) (citation omitted). Both of these exceptions to the business judgment rule also apply here.

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II.	Sessa’s Motion Is Ripe for Adjudication

In its April 4, 2016 Opposition to Sessa’s Motion for Preliminary Injunction, Ashford stated that it would “present its determination regarding the Purported Nominees in Ashford Prime’s definitive proxy statement that will be filed at the appropriate time with the United States Securities and Exchange Commission.” Opp’n 9. Ashford Prime filed its definitive proxy statement on April 25, 2016. In that critical filing, Ashford Prime did not live up to its prior representation and failed to state whether it would approve the Sessa Candidates for purposes of the TAAA. Instead, Ashford announced that it had decided the Sessa Candidates could not stand for election at all and that it did “not intend to count any stockholder votes for Sessa’s proposed nominees.” (App. 84.)

Sessa’s motion is plainly ripe. To the extent Sessa’s motion is directed to Ashford’s purported disqualification of the Sessa Candidates, Ashford has made a final decision in its definitive proxy statement. To the extent Sessa’s motion is directed to the Proxy Penalty, it is also ripe because – just as in SandRidge – Ashford is deliberately using its refusal to timely approve the Sessa Candidates to gain an unfair advantage in the election. Ashford should have made an approval decision in time to include it in its definitive proxy statement, as it previously said it would, so that the stockholders could make an informed decision in deciding how to vote. By withholding that approval, Ashford is improperly forcing the stockholders to vote under the fear that election of the Sessa Candidates may trigger the Proxy Penalty. See SandRidge, 68 A.3d at 245-46 (explaining that the incumbent directors had “failed to decide, one way or the other” whether to approve the competing nominees, and that they could not comply with their duty of loyalty “by simply failing to approve any director candidates who ran against the incumbent slate”).

CONCLUSION

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For the foregoing reasons, Sessa respectfully submits that its motion for preliminary injunction should be granted.

Dated: May 9, 2016

Of Counsel:

BARTLIT BECK HERMAN PALENCHAR & SCOTT LLP

Glen E. Summers (Pro Hac Vice)

Email: glen.summers@bartlit-beck.com

John M. Hughes (Pro Hac Vice)

Email: john.hughes@bartlit-beck.com

Nosson D. Knobloch (Pro Hac Vice)

Email: nosson.knobloch@bartlit-beck.com

Joseph Doman (Pro Hac Vice)

Email: joe.doman@bartlit-beck.com

1899 Wynkoop Street, 8th Floor

Denver, Colorado 80202

Telephone No. (303) 592-3100

Facsimile No.: (303) 592-3140

John D. Byars (Pro Hac Vice)

Email: john.byars@bartlit-beck.com

Courthouse Place

54 W. Hubbard Street, Suite 300

Chicago, Illinois 60654

Telephone No. (312) 494-4400

Facsimile No.: (312) 494-4440

SKIERMONT DERBY LLP

s/ Paul J. Skiermont

Paul J. Skiermont

Texas State Bar No. 24033073

Email: pskiermont@skiermontderby.com

Eliot J. Walker

Texas State Bar No. 24058165

Email: ewalker@skiermontderby.com

Shellie Stephens

Texas State Bar No. 24079398

Email: sstephens@skiermontderby.com

2200 Ross Ave., Suite 4800W

Dallas, Texas 75201

Telephone No.: (214) 978-6600

Facsimile No.: (214) 978-6601

Attorneys for Defendants and Counterclaimant and Third-Party Claimant Sessa Capital (Master), L.P.

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CERTIFICATE OF SERVICE

On May 9, 2016, I electronically submitted the foregoing document with the clerk of court for the U.S. District Court, Northern District of Texas, using the electronic case filing system of the court. I hereby certify that I have served all counsel and/or pro se parties of record electronically or by another manner authorized by Federal Rule of Civil Procedure 5(b)(2).

s/ Paul J. Skiermont
Paul J. Skiermont

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